EXHIBIT 10.1

Bonneville International Corporation
Bonneville Holding Company
55 North 300 West
Salt Lake City, Utah 84180

October 4, 2004

Emmis Radio, LLC
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204

     Re: Bonneville/Emmis

Dear Sirs:

     The purpose of this letter agreement is to set forth, on behalf of Bonneville Holding Company (“BHC”) and Bonneville International Corporation (“BIC”) and/or their assigns (collectively, “Bonneville”), the terms under which Bonneville will enter into a multiple-stage transaction (the “Transaction”) with Emmis Radio, LLC (“Emmis Radio”) and Emmis Radio License, LLC (“Emmis License”) and/or their assigns (collectively, “Emmis”) for the primary purpose of (a) Emmis’ transferring to Bonneville substantially all of the assets and certain of the liabilities associated with the operations of Phoenix, Arizona radio stations KTAR (AM), KMVP (AM) and KKLT (FM) (the “Emmis Stations”), in exchange for (b) Bonneville’s transferring to Emmis certain of the assets and liabilities associated with the operation of Chicago, Illinois radio station WLUP-FM (the “Bonneville Station”) and paying Emmis $66,000,000 in cash upon the consummation of the Transaction. The Emmis Stations and the Bonneville Station are sometimes referred to collectively as the “Stations.”

1. Definitive Agreements

     Following execution of this letter agreement, Bonneville and Emmis will proceed expeditiously and in good faith to complete and execute the following definitive agreements evidencing the Transaction: (a) a Time Brokerage Agreement under which Emmis Radio will, among other things, program the Bonneville Station, assume certain obligations of BIC related thereto, and hire certain employees of the Bonneville Station, as described in Section 3 below (the “Bonneville Station TBA”); and (b) another Time Brokerage Agreement under which BIC will, among other things, program the Emmis Stations, assume certain obligations of Emmis related thereto, and hire certain employees of the Emmis Stations, as described in Section 3 below (the “Emmis Stations TBA” and, with the Bonneville Station TBA, the “TBAs”). In addition, Bonneville and Emmis will proceed expeditiously and in good faith to complete and execute, ideally no later than 21 days after filing of the license assignment applications with the FCC, an Asset Exchange Agreement under which Emmis and Bonneville will, among other things, exchange ownership of those assets and certain liabilities associated with the Stations not previously transferred under the TBAs, and enter into certain related arrangements, as described in Section 4 below (the “Asset Exchange Agreement”).

2. Regulatory Approvals

     On October 5, 2004, Bonneville and Emmis will each file the necessary pre-merger notification under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR”) with the Federal Trade Commission and the appropriate license assignment applications with the Federal Communications Commission (“FCC”) (provided there is no FCC application filing freeze at that time, in which case FCC applications will be filed as soon as possible after the freeze is lifted). Such filings will include copies of this fully executed letter agreement. The regulatory fees for the HSR and FCC filings will be shared equally between Bonneville and Emmis.

3. Time Brokerage Agreements

     (a) Effective Date and Termination. The TBAs will be completed and executed as soon as practicable following the date of this letter agreement. The TBAs will become effective at 12:01 A.M. local time for the applicable Station on December 1, 2004, assuming the HSR waiting period for the Transaction (and any extensions thereof) has expired or otherwise been terminated. If such HSR waiting period expiration or termination has not occurred by such date, the TBAs will become effective five (5) business days after such expiration or termination or on such earlier or later date as the parties may agree. The TBAs will both terminate upon the closing or termination of the Asset Exchange Agreement, absent earlier termination as provided therein.

     (b) Broadcast Time. Pursuant to the terms of the TBAs, Emmis Radio will (with respect to the Bonneville Station) and BIC will (with respect to the Emmis Stations), among other things: (i) purchase substantially all of the broadcast time on the other’s Station(s); (ii) provide programming for such broadcast time; (iii) assume responsibility for and retain all revenues for the sale of advertising time for the other’s Station(s); and (iv) assume advertising, employment, union and other operating contracts, and certain related obligations relating to the other’s Station(s). Except as described in this letter agreement, the terms and conditions of the TBAs will be substantially the same as those of that certain Time Brokerage Agreement between Bonneville and Emmis 106.5 FM Broadcasting Corporation of St. Louis, dated July 31, 2001.

     (c) Employees. Upon the effective date of the Bonneville Station TBA, Emmis Radio will offer employment to each employee of the Bonneville Station identified in a side letter between Emmis and BIC executed concurrently with this letter agreement (the “Employee Side Letter”) at a comparable salary, position and place as held by such employee immediately prior to the effective date of the TBA (or in accordance with applicable, union, employment and/or severance contracts and obligations assumed by Emmis Radio), and with such benefits as are offered to other comparable Emmis Radio employees. Upon the effective date of the Emmis Stations TBA, BIC will offer employment to the employees of the Emmis Stations identified in the Employee Side Letter at a comparable salary, position and place as held by such employee immediately prior to the effective date of the TBA (or in accordance with applicable, union, employment and/or severance contracts and obligations assumed by BIC), and with such benefits as are offered to other comparable BIC employees.

     The collective bargaining agreement, dated December 1, 2000, between BIC and the American Federation of Television and Radio Artists (“AFTRA”) covering employees at the Bonneville Station has expired, and is currently being renegotiated. Upon the effective date of the Bonneville Station TBA, Emmis Radio will assume the bargaining obligation and, except as varied in terms of health and welfare benefits in its offers of employment, will assume the statutory obligation to maintain the status quo in terms and conditions of employment, including that of severance pay. For the purposes of severance pay, Emmis Radio will use the service credit currently used by the Bonneville Station. If a collective bargaining agreement is reached between BIC and AFTRA for the Bonneville Station prior to the effective date of the Bonneville Station TBA, Emmis Radio will assume such collective bargaining agreement, provided that Emmis Radio shall have previously furnished its written approval of such agreement to Bonneville, which approval will not be unreasonably withheld, conditioned or delayed.

     (d) TBA Payments. For the rights granted to Emmis under the Bonneville Station TBA, Emmis will pay Bonneville the amounts at the times set forth in a side letter between Emmis and Bonneville executed concurrently with this letter (the “TBA Payment Side Letter”). For the rights granted to Bonneville under the Emmis Stations TBA, Bonneville will pay Emmis the amounts at the times set forth the TBA Payment Side Letter.

     (e) Prorations. As of 12:01 a.m. local time on the effective date of the TBAs, all operating income (as defined by generally accepted accounting principles (“GAAP”) but excluding depreciation of property, plant and equipment, amortization of definite-lived intangibles, and impairment charges, if any, relating to goodwill and FCC licenses) arising from the conduct of the business and operations of the applicable Stations will be prorated between BIC and Emmis Radio in accordance with GAAP. Such prorations shall be based upon the principle that the party selling its broadcast time under the TBAs is entitled to all operating revenue earned and is responsible for operating expenses accruing in connection with each of its Station’s operations, assigned contracts and transferred employees prior to the effective date, and the party acquiring the broadcast time is entitled to such operating revenue earned, and is responsible for such operating expenses (but excluding depreciation of property, plant and equipment, amortization of definite-lived intangibles, and impairment charges, if any, relating to goodwill and FCC licenses) accruing, on and after the effective date for so long as the applicable TBA remains in effect. The parties will identify such prorations in accordance with the procedure and within the time period, and pay to the appropriate party any proration amounts due and owing on or before the date, provided in the TBAs. Without limiting the generality of the foregoing, the TBA prorations shall include prepayments made under Emmis’ Amended and Restated Broadcast Agreement, dated June 30, 2004, with AZPB Limited Partnership relating to the Arizona Diamondbacks.

     (f) Non-Competition. During the term of the Emmis Stations TBA, Emmis will be prohibited from owning, operating or programming any radio stations transmitting an over-the-air signal from a broadcast antenna located within the Phoenix, Arizona Metro Survey Area (as defined by Arbitron, Inc.) which offer a programming format known in the industry and classified by Arbitron, Inc. as: (i) Adult Contemporary, including Hot AC, Modern AC and Soft AC; (ii) All News; (iii) News/Talk/Information; (iv) All Sports; (v) Modern Rock; and (vi) All Talk. The non-compete restrictions will be binding upon only Emmis and its affiliates and will not apply to any purchaser of any other Emmis radio station serving the Phoenix, Arizona metropolitan market.

     (g) Right to Move Operations. Emmis will have the right during the term of the Bonneville Station TBA to move the studios and offices of the Bonneville Station; provided, however, that following such move and until termination of the Bonneville TBA: (i) Bonneville will maintain full authority, power and control over the operation of the Bonneville Station at any new studio and office location; (ii) BIC will enter into a mutually agreeable sublease with Emmis for such new studios and offices for the Bonneville Station, which sublease will accommodate BIC’s rights and obligations under the Bonneville Station TBA, will be at no cost to Bonneville, and will terminate upon termination of such TBA; and (iii) Emmis shall reimburse BIC for the expense of such sublease.

4. Asset Exchange Agreement

     (a) General Terms. In addition to the transactions, assignments, assumptions and other matters addressed under the TBAs, pursuant to the terms of the definitive Asset Exchange Agreement: (i) Bonneville will acquire substantially all of the remaining assets (including, but not limited to, contractual and other rights) principally used in the operations of the Emmis Stations (as described more thoroughly below, the “Emmis Assets”) and assume certain other liabilities arising from the operations of the Emmis Stations; and (ii) Emmis will acquire certain of the remaining assets (including, but not limited to, contractual and other rights) used in the operations of the Bonneville Station (as described more thoroughly below, the “Bonneville Assets”), and assume certain other liabilities arising from the operations of the Bonneville Station. Further, at closing of the Asset Exchange Agreement, Bonneville will pay Emmis $66,000,000 in cash. The FCC licenses associated with the Stations will be transferred to and from BHC and Emmis License, and the non-FCC license assets will be transferred to and from BIC and Emmis Radio.

     The Emmis Assets and the Bonneville Assets will each be transferred free and clear of all liens, claims and encumbrances of every kind (other than customary permitted encumbrances). Except as described in this letter agreement, the terms and conditions of the Asset Exchange Agreement will be substantially the same as those of the Asset Exchange Agreement among Bonneville, Emmis Communications Corporation, Emmis 106.5 Broadcasting Corporation of St. Louis, and Emmis 106.5 License Corporation of St. Louis, dated October 6, 2001.

     (b) Emmis Assets. The Emmis Assets will include:

     (i) all of the licenses, permits and other authorizations issued for any of the Emmis Stations by the FCC and other authorities, as well as the license for the Starlink digital STL used by radio station KKFR (the “Emmis Permits”);

     (ii) all real property, together with all improvements thereon, owned by Emmis and used in the operation of any of the Emmis Stations, including, without limitation: (A) the Central Avenue office and studio real property and improvements; and (B) the KTAR (AM) tower site real property and improvements;

     (iii) all transmitter equipment and transmission lines, antenna and other broadcast equipment (including the KKLT/KKFR community antenna and transmitter building on South Mountain but excluding any such equipment and transmission lines principally used in the operations of radio station KKFR), and all studio equipment, office equipment, office furniture, fixtures, rolling stock, materials and supplies, inventories, spare parts and other tangible personal property, including all promotional, sales, marketing and format-specific programming materials, supplies, inventories, and property principally used in the operation of any of the Emmis Stations, all computer hardware and software principally used in the operation of the Emmis Stations’ traffic, automation, continuity, information technology (network, e-mail, print, file, etc.) and office business systems, and all personal computers (and the software and content thereon) used by those employees to be hired by BIC under the Emmis Stations TBA (provided that Emmis may cleanse such personal computers of proprietary Emmis information unrelated to the Emmis Stations);

     (iv) subject to Section 5 of this letter agreement, all contracts, leases, agreements, commitments and other arrangements principally used or held for use in the operation of any of the Emmis Stations (and not otherwise assumed by BIC under the Emmis Station TBA), including, without limitation, the real property leases and occupancy and use rights to (A) the South Mountain tower site used by KKLT (FM) and KKFR (FM); (B) the tower site used by KMVP (AM), and (C) the tower site used by KTAR (AM) (the “Emmis Contracts”);

     (v) all rights in and to trademarks, trade names, and service marks, including registrations and applications for registration of any of them, privileges, trade secrets, call signs and other similar intangible property and interests principally relating to any of the Emmis Stations;

     (vi) all intellectual property, content and other rights principally used in the operation of any of the Emmis Stations’ Internet and on-line activities, including, without limitation, station-related e-mail addresses, websites, Internet addresses and domain names; and

     (vii) all books, records, accounts, files, logs, plans, and drawings and other information principally pertaining to or used or held for use in the operation of any of the Emmis Stations.

     (c) Bonneville Assets. The Bonneville Assets will include:

     (i) all of the licenses, permits and other authorizations issued for the Bonneville Station by the FCC and other authorities (the “Bonneville Permits”);

     (ii) certain limited studio equipment and other personal property identified in a side letter between Emmis and BIC executed concurrently with this letter agreement (“Bonneville Assets Side Letter”), and all rolling stock, transmitter equipment and transmission lines principally used in the operation of the Bonneville Station;

     (iii) all promotional, sales, marketing and format-specific programming materials, supplies, inventories, and property, principally used in the operation of the Bonneville Station;

     (iv) subject to Section 5 of this letter agreement, all contracts, leases, agreements, commitments and other arrangements principally used or held for use in the operation of the Bonneville Station (and not otherwise assumed by Emmis Radio under the Bonneville Station TBA), including that certain FM Broadcast Lease and License Agreement between BIC and SRI Michigan Avenue Venture, LLC, dated October 1, 1999, regarding location of the main and auxiliary antennas for the Bonneville Station on the John Hancock Center and the location of the transmitter and combiner therefor (the “Bonneville Contracts”);

     (v) that portion of BIC’s membership interest in FM Broadcasters, LLC relating to the Bonneville Station (the entity holding certain rights to the main antenna used by the Bonneville Station located on the John Hancock Center);

     (vi) all rights in and to trademarks, trade names, service marks, including registrations and applications for registration of any of them, privileges, trade secrets, call signs and other similar intangible property and interests principally relating to the Bonneville Station;

     (vii) all intellectual property, content and rights principally used in the operation of the Bonneville Station’s Internet and on-line activities, including, without limitation, station related e-mail addresses, websites, Internet addresses and domain names; and

     (viii) all books, records, accounts, files, logs, plans, and drawings and other information principally pertaining to or principally used or held for use in the operation of the Bonneville Station.

     (d) Excluded Assets. The Emmis Assets and the Bonneville Assets will not include cash, cash equivalents, accounts receivable, securities, investments, deposits, prepayments, refunds of taxes for periods prior to the closing of the Asset Exchange Agreement, employee benefit plans or contracts of insurance, the proceeds thereof or claims thereunder, certain financial, accounting, and management information software and contractual rights, and rights, claims and records relating to such excluded assets. The Bonneville Assets will also not include (i) the right to use the Bonneville logo, the “Bonneville” mark or any mark containing the word “Bonneville”, or (ii) any computer hardware or software systems used in the hosting and operation of the Bonneville Station’s website or traffic, automation, continuity, information technology (network, email, print, file, etc.) and office business systems. The Emmis Assets will also not include (i) the right to use the Emmis logo, the “Emmis” mark or any mark containing the word “Emmis”, (ii) any computer hardware or software systems used in the hosting and operation of the Emmis Stations’ websites, (iii) except as otherwise provided herein, those tangible assets principally used in the operation of station KKFR (FM) or principally used by its employees, (iv) any Microsoft software licenses, or (v) those assets used in the operation of the Emmis Stations that are identified as excluded assets in a side letter between Emmis and BIC executed concurrently with this letter agreement (“Emmis Excluded Assets Side Letter”).

     (e) Assumed Emmis Stations Liabilities. Subject to the provisions of Section 5 of this letter agreement, BIC will assume all liabilities under the Emmis Contracts and Emmis Permits (other than the Emmis Stations FCC licenses), to the extent such liabilities arise during and relate to any period following the closing of the Asset Exchange Agreement. BHC will assume the liabilities under the Emmis Stations FCC licenses assigned and transferred to BHC to the extent such liabilities arise during and relate to any period after the closing of the Asset Exchange Agreement.

     (f) Assumed Bonneville Station Liabilities. Subject to the provisions of Section 5 of this letter agreement, Emmis Radio will assume all liabilities under the Bonneville Contracts and Bonneville Permits (other than the Bonneville Station FCC licenses), to the extent such liabilities arise during and relate to any period following the closing of the Asset Exchange Agreement. Emmis License will assume the liabilities under the Bonneville Station FCC licenses assigned and transferred to Emmis to the extent such liabilities arise during and relate to any period after the closing of the Asset Exchange Agreement.

     (g) Excluded Liabilities. Neither party will assume any obligations or liabilities under the Asset Exchange Agreement except for those expressly assumed thereunder. Without limiting the foregoing: (i) neither party will assume any liabilities relating to activities prior to the closing of the Asset Exchange Agreement (unless previously assumed under the TBAs); (ii) Emmis will not assume BIC’s office and studio lease in the John Hancock Center in Chicago, Illinois; (iii) BIC will not assume any advertising, barter or other agreements with or related to casinos, casino operations or lotteries (except for the broadcast of such advertising required under the Amended and Restated Broadcast Agreement, dated June 30, 2004, between Emmis and AZPB Limited Partnership relating to the Arizona Diamondbacks); and (iv) neither party will assume any liability arising from or under an assumed contract due to (A) the breach of such contract by reason of its assignment without a required consent, or (B) any other breach or default of a party’s contract prior to the closing of the Asset Exchange Agreement unless caused by the other party’s action or failure to perform under the applicable TBA.

     (h) Transition Services Agreements.

          (A) Emmis and BIC will enter into a Transition Services Agreement (“Phoenix Transition Services Agreement”) at the closing of the Asset Exchange Agreement wherein Emmis will have a limited right to use the current Emmis Stations facilities located on Central Avenue for the purpose of operating radio station KKFR (FM) while arranging for an alternative location to conduct operations of such station. The term of the Phoenix Transition Services Agreement will begin on the closing of the Transaction and continue until the later to occur of: (i) the first anniversary of the effective date of the TBAs; or (ii) six months following the closing of the Transaction.

          (B) If the Transaction closes prior to the first anniversary of the effective date of the TBAs, Emmis and BIC will also enter into a Transition Services Agreement (“Chicago Transition Services Agreement” and together with the Phoenix Transition Services Agreement, the “Transition Services Agreements”) wherein Emmis will have a limited right for the remainder of that one-year period to use the current Bonneville Station facilities and equipment located on the 37th floor of the John Hancock Center for the purpose of operating WLUP (FM) while arranging for an alternative location to conduct such operations.

          (C) In the case of both Transition Service Agreements, the operations of the transitioning stations will approximate ordinary historical use subject to reasonable accommodations for the allocation of services and equipment use among each party’s radio station(s) at such locations. Emmis’ cost under the Transition Services Agreements will be set forth in a side letter between Emmis and BIC executed concurrently with this letter agreement (“TSA Side Letter”).

     (i) Non-Competition. The Asset Exchange Agreement will provide that, for a period of two (2) years after the closing of the Asset Exchange Agreement, Emmis will be prohibited from owning, operating or programming any radio stations transmitting an over-the-air signal from a broadcast antenna located within the Phoenix, Arizona Metro Survey Area (as defined by Arbitron, Inc.) which offer a programming format known in the industry and classified by Arbitron, Inc. as: (i) Adult Contemporary, including Hot AC, Modern AC and Soft AC; (ii) All News; (iii) News/Talk/ Information; (iv) All Sports; (v) Modern Rock; and (vi) All Talk. In exchange for such prohibition, and in addition to the purchase price payable under the Asset Exchange Agreement, Bonneville will pay Emmis $4,000,000 at the closing of the Asset Exchange Agreement.

     (j) South Mountain Sublicense. BIC and Emmis Radio will enter into a sublicense upon closing of the Asset Exchange Agreement granting Emmis Radio (or its assignee) the right to continue station KKFR (FM)’s prior use of the main community antenna, the tower position for location of its auxiliary antenna and associated transmitter space at the South Mountain facility. The sublicense will have a term of five years from the closing of the Asset Exchange Agreement. BIC will not charge Emmis for the sublicense during the five-year term unless the landlord increases BIC’s fees as result of the sublicense. Any subsequent sublicense for use of the facility after the initial five-year sublicense entered into between Emmis (or its assignee) and BIC will be at a license rate equal to fair market value. The sublicense will be assignable to any subsequent owner of station KKFR (FM) upon BIC’s consent, which consent will not be unreasonably withheld, conditioned or delayed, and will be terminable by the licensee upon ninety days prior written notice. Emmis and Bonneville acknowledge that the foregoing sublease arrangement will be in addition to a lease that Emmis must obtain directly from the landlord for use of the South Mountain facility, the terms of which shall not impact the terms of the sublicense from BIC.

     (k) AON Building Antenna. Upon closing of the Asset Exchange Agreement, BIC will grant to Emmis an option for WLUP-FM to license space for an auxiliary antenna on the antenna tower that is under construction on the AON Building, which option must be exercised by Emmis within 60 days following written notice from BIC that the tower construction is complete. The license fee will be 25% of the all-inclusive cost of construction of the antenna and 25% of the on-going maintenance and operating expenses, subject to a decrease in such percentage if the antenna tower is used by more than one station for a main antenna or more than two stations (including WLUP-FM) for an auxiliary antenna.

     (l) Indemnification. The Asset Exchange Agreement will provide that each party will indemnify the other party for claims under the Asset Exchange Agreement, the TBAs and for third-party claims. Such indemnification shall apply once the aggregate amount of such claims exceeds $500,000, and then only to the extent such claims exceed $250,000, and subject to a cap of $25,000,000, except that claims relating to: (i) environmental conditions; (ii) proration adjustments of revenue and expenses; (iii) liabilities not assumed; (iv) noncompliance with applicable bulk sales requirements; (v) taxes owed by the other party or constituting a lien on assets; or (vi) liabilities expressly assumed, will not be counted for purposes of such thresholds or cap. Claims for breach of any representation or warranty must be brought within 18 months following closing of the Asset Exchange Agreement.

     (m) Prorations. As of 12:01 a.m. local time on the closing date of the Asset Exchange Agreement, all operating income (as defined by GAAP but excluding depreciation of property, plant and equipment, amortization of definite-lived intangibles, and impairment charges, if any, relating to goodwill and FCC licenses) relating to each Station will be prorated between BIC and Emmis in accordance with GAAP to the extent not previously prorated as of the effective date of the TBAs. The parties will identify such prorations in accordance with the procedure and within the time period, and pay to the appropriate party any proration amounts due and owing on or before the date, provided in the Asset Exchange Agreement. Such prorations shall include, without limitation: (i) any security deposits made under real property leases; and (ii) any FCC annual regulatory fees relating to any Station paid or payable by either party.

     (n) Termination. In addition to customary termination provisions, the Asset Exchange Agreement will terminate if the closing thereunder does not occur on or before January 1, 2006.

5. Due Diligence

     To date, Bonneville and Emmis have worked to provide each other with certain information about their respective assets and liabilities to be exchanged in the Transaction. Due to the their mutual desire to maintain strict confidentiality of their negotiations prior to the public disclosure of this letter agreement, however, both parties acknowledge certain other, material information about such assets and liabilities was not available for disclosure. Therefore, following the anticipated public announcement of the Transaction on the date of this letter agreement, each party will provide the other with full access to all financial, operating, legal and other reasonably requested information and documents relating to the Stations and the applicable assets and liabilities, as well as reasonable access to the management and personnel of the Stations. A party’s satisfaction with its due diligence investigation will not be a condition to the execution of the TBAs or the execution or closing of the Asset Exchange Agreement. Instead, to the extent a dispute arises regarding the treatment of any asset or liability of either party under the TBAs or Asset Exchange Agreement (except with respect to those individual, specific assets or liabilities addressed in this letter agreement by name and not category), the following resolution mechanism shall apply during the period prior to the execution of the Asset Exchange Agreement and TBAs: (i) such dispute shall first be referred for resolution to Drew Horowitz (Bonneville’s representative) and Marv Nyren (Emmis’ representative); (ii) if the foregoing representatives are unable to resolve the dispute within 10 business days, the dispute shall be referred for resolution to the parties’ respective Chief Executive Officers; and (iii) if the parties’ Chief Executive Officers are unable to resolve the dispute within 20 business days, the dispute will be settled by arbitration administered by the American Arbitration Association (“AAA”). The venue of the arbitration will be in Chicago, Illinois; there will be three arbitrators selected by the AAA; the arbitration will be conducted under the Commercial Arbitration Rules of the AAA; and the decision or award of the arbitrators will be final and binding upon the parties and may be enforced in any court having jurisdiction over the party against whom enforcement is sought.

     To the extent that a party acquires rights under a Station contract that applies to the other party’s continuing radio operations (such as a multi-station contract), the other party agrees to use commercially reasonable efforts (excluding, however, the incurrence of material expense) to provide the acquiring party with the benefits of such contract through a subcontract or new contract arrangement.

6. Exclusivity

     In consideration of the effort and expense to be incurred by Bonneville and Emmis between the date of this letter agreement and the date of the execution by the parties of the Asset Exchange Agreement, the parties agree that, prior to December 1, 2004, they will not, directly or indirectly, solicit, encourage or consider alternative offers for the sale of all or part of the Bonneville Assets or the Emmis Assets.

7. Tax Treatment

     The parties will undertake reasonable efforts to structure the Transaction so that it qualifies to the maximum extent possible with respect to the Bonneville Station and the Emmis Stations as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended; provided, however: (i) none of the parties hereto will have any responsibility for the tax consequences to any other party hereunder for the Transaction; (ii) the Transaction is not conditioned on such qualification; and (iii) BHC may elect to treat the exchange of FCC licenses as a taxable event, as to BHC.

     Further, either party may elect to assign all or a portion of its interests and obligations hereunder or under the Asset Exchange Agreement to a “qualified intermediary” in order to qualify for Section 1031 exchange treatment.

8. Non-Disclosure

     Each party acknowledges that it has entered into and remains bound by the provisions of that certain Mutual Confidentiality Agreement, dated August 23, 2004, and that such agreement is intended to protect the information exchanged by the parties pursuant to this letter agreement and continued negotiation of the Transaction. In conjunction with the execution of this letter agreement, the parties anticipate the joint preparation and release of a press release that has been approved by Emmis and BIC. The parties will not make any further public disclosures regarding this letter agreement or the Transaction that contains information other than that included in the press release, provided that the parties recognize the public availability of certain information that may be provided pursuant to the HSR and FCC filings contemplated herein.

9. General Provisions

     (a) Termination. This letter agreement shall terminate upon the execution of both the Asset Exchange and the TBAs. It may also be earlier terminated by: (i) either party if the Asset Exchange Agreement and TBAs are not all executed on or before December 1, 2004; (ii) the party acquiring a Station if there is a material adverse change in the business or operations of a Station being acquired; or (iii) Bonneville upon written notice if for any reason in connection with this letter agreement, any definitive agreement, or consummation of any of the transactions contemplated hereunder or thereunder Bonneville would be required to disclose financial information regarding the Corporation of the President of The Church of Jesus Christ of Latter-

Day Saints or any subsidiary or affiliate thereof (other than Bonneville) to any third party. Upon termination, all rights and obligations of the parties shall terminate without any liability of any party to any other party (except for any liability of any party then in breach), provided, however, the non-solicitation and non-disclosure obligations between the parties and this Section 9 shall survive such termination.

     (b) Entire Agreement. This letter agreement, together with the side letters referred to herein and the Mutual Confidentiality Agreement between the parties, constitutes the entire agreement in full between the parties. Any prior written or oral negotiations, correspondence, or understandings relating to the subject matter hereof shall be superseded by this letter agreement and shall have no force or effect. Except as otherwise provided herein, the terms of this letter agreement may be amended or modified only by a writing executed by all of the parties.

     (c) Expenses. Except as set forth herein, the parties shall each pay their own expenses and fees incurred in connection with Transaction, including all legal and accounting fees and expenses, whether or not the Transaction is consummated.

     (d) Attorneys’ Fees. In the event any legal proceedings are brought by a party to resolve a dispute under this letter agreement, the party prevailing in such legal proceedings shall be entitled to recover its reasonable attorneys’ fees and costs in such action.

     (e) Governing Law; Binding Effect. This letter agreement shall be governed by the substantive laws (and not the laws of conflict) of the State of Illinois. This letter agreement may be executed in two or more counterparts (any of which may be by facsimile signature), all of which taken together will constitute one binding agreement among the parties hereto and their successors and assigns.

[signature page follows]

          We believe this letter agreement sets forth an appropriate basis for proceeding forward. If you concur, please execute and return it to Bonneville.

Very truly yours,

BONNEVILLE INTERNATIONAL CORPORATION

By: /s/ Bruce T. Reece

BONNEVILLE HOLDING COMPANY

By: /s/ M. Farrell Benson

ACCEPTED AND AGREED TO:

EMMIS RADIO, LLC
EMMIS RADIO LICENSE, LLC

By Emmis Operating Company, Manager

By:	/s/ Jeffrey H. Smulyan

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